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                                                                       EXHIBIT 5

                   OPINION AND CONSENT OF DYKEMA GOSSETT PLLC

May 19, 1997

Citizens Banking Corporation
328 South Saginaw Street
Flint, Michigan 48502

Re: Citizens Banking Corporation
    Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel for Citizens Banking Corporation, a Michigan Corporation ("Citizens"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement") relating to the issuance by the Company of up to 4,246,304 shares of Common Stock, without par value, of the Company (the "Common Stock") to the shareholders of CB Financial Corporation, a Michigan corporation ("CB"), in connection with the merger (the "Merger") of Citizens' wholly-owned subsidiary, Polaris Acquisition, Inc., a Michigan corporation ("Merger Sub"), with and into CB, all as set forth in the Agreement and Plan of Merger, dated as of January 27, 1997, by and among Citizens, Merger Sub and CB (the "Merger Agreement"). As a result of the Merger, the outstanding shares of common stock, par value $7.50 per share, of CB will be converted into the Common Stock, all as set forth in the Merger Agreement.

     We have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below:

     Based upon the foregoing, we are of the opinion that:

     1. Citizens has been duly incorporated and is in good standing under the laws of the State of Michigan; and

     2. The Common Stock to which the Registration Statement relates has been duly authorized for issuance and, when issued and delivered to the shareholders of CB in accordance with the Merger Agreement, will be legally issued, fully paid and non-assessable.

     We hereby consent to the inclusion of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Joint Proxy Statement-Prospectus constituting a part of the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act, or the rules or regulations thereunder or that this consent is required by Section 7 of the Act.

                                          Very truly yours,

                                          DYKEMA GOSSETT PLLC

                                          /s/ GERALD T. LIEVOIS
                                          --------------------------------------
                                          GERALD T. LIEVOIS